Exhibit d(40)
The Lincoln National Life Insurance Company

VARIABLE ANNUITY LIVING BENEFITS RIDER

This optional Rider is made a part of the entire Contract to which it is attached. Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown on the Rider Specifications.

SUMMARY OF RIDER PROVISIONS

This Rider provides a benefit that the Owner may withdraw, each Benefit Year, an amount up to the Protected Annual Income, for the lifetime of a Measuring Life, if certain conditions are met as described in this Rider. The Protected Annual Income is a percentage of the Protected Income Base.

ADDITIONAL PURCHASE PAYMENT RESTRICTION

Subject to any further limitations stated in the Contract to which this Rider is attached and the Maximum Protected Income Base Limit, cumulative additional Purchase Payments after the first Benefit Year may not equal or exceed the Additional Purchase Payment Restriction Limit without Our prior approval. If the Contract Value is $0, no additional Purchase Payments will be approved and added to the Contract.

The Maximum Protected Income Base Limit and Additional Purchase Payment Restriction Limit are shown on the Rider Specifications.

DEFINITIONS
All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract, including other riders, endorsements, or amendments.

Annuitant is the Natural Person used to determine the benefits if the Measuring Life Option is Single. The Annuitant is one of two Natural Persons used to determine the benefits if the Measuring Life Option is Joint. The Contract may only have one Annuitant. The Annuitant may not be changed.

Benefit Year is each 12-month period starting with the Rider Date shown on the Rider Specifications and each Rider Date Anniversary thereafter.

Code is the Internal Revenue Code of 1986, as amended.

Company, Our, Us, and We refers to The Lincoln National Life Insurance Company.

Measuring Life(Lives) is/are the Natural Person(s) used to determine the benefits under this Rider. Measuring Life includes any Annuitant, Owner, Joint Owner, and Secondary Life, subject to the Measuring Life Option elected.

Measuring Life Option indicates how many Natural Persons are used to determine the benefits under this Rider. Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider. Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider. The Measuring Life Option may not be changed after the Rider Date. The Measuring Life Option is shown on the Rider Specifications.

Natural Person is a human being.

Non-Natural Person, for purposes of this Rider, includes a trust, corporation, partnership, or association.

Purchase Payments, for the purpose of this Rider, mean the amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any Sales Charges. Bonus Credits and Sales Charges, if any, are shown on the Contract Specifications.

Rider Date Anniversary is the same calendar day as the Rider Date, each subsequent calendar year, if such date is a Valuation Date. If during any calendar year, the calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day and any transactions that should have occurred on the Rider Date Anniversary will be processed by Us on that Valuation Date.

A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date. If the day is not a Valuation Date, any transactions that should have occurred on the quarterly anniversary will be processed by Us on the first Valuation Date following that quarterly anniversary.

Secondary Life means the second Natural Person, if any, used to determine the benefits under this Rider if the Measuring Life Option is Joint. The Secondary Life may not be changed. The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in the Contract or any other Rider attached to the Contract.

Systematic Required Minimum Distributions are systematic monthly or quarterly installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by Us in accordance with Code Section 401(a)(9)(A), as amended, for the Contract to which this Rider is attached.

Withdrawal is the gross amount of a Withdrawal before any applicable charges and fees. Withdrawals are Conforming Withdrawals or Excess Withdrawals. Any Withdrawal that otherwise is a Conforming Withdrawal, but that is not made payable to the Owner or the Owner’s bank account, or to the original Annuitant or the original Annuitant’s bank account (if the Owner is a Non-Natural Person), will be treated as an Excess Withdrawal. Under the Joint Measuring Life Option, if the Owner is a Non-Natural Person, upon the death of the original Annuitant where the Secondary Life continues the Contract, any Withdrawal that otherwise is a Conforming Withdrawal, but is not made payable to the succeeding Annuitant or the succeeding Annuitant’s bank account, will be treated as an Excess Withdrawal.
Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the Protected Annual Income. If the Owner receives only Systematic Required Minimum Distributions during a Benefit Year, all Systematic Required Minimum Distributions during that Benefit Year will be treated as Conforming Withdrawals. However, if a Withdrawal other than Systematic Required Minimum Distributions occurs during a Benefit Year, then that Withdrawal and any subsequent Withdrawals, including Systematic Required Minimum Distributions, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the Protected Annual Income.
Excess Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds each Conforming Withdrawal. If any Measuring Life is younger than the Protected Annual Income Age shown on the Rider Specifications, all Withdrawals are Excess Withdrawals.

RIDER BENEFIT

PROTECTED INCOME BASE

The Protected Income Base is the value used to calculate the Protected Annual Income and the Protected Lifetime Income Fees. The Protected Income Base value is distinct from the Contract Value and is not used to calculate the cash surrender value, Death Benefit, or other guaranteed paid-up annuity benefits under the Contract.

If the Rider Date is the Contract Date, the initial Protected Income Base will be equal to the initial Purchase Payment. If the Rider Date is after the Contract Date, the initial Protected Income Base will be equal to the Contract Value on the Rider Date.

On a Rider Date Anniversary, the Protected Income Base may be adjusted by an Enhancement or an Account Value lock in as described in the PROTECTED INCOME BASE ON EACH RIDER ANNIVERSARY provisions of this Rider. Otherwise, the Protected Income Base may be adjusted by:
(a)
an additional Purchase Payment. The Protected Income Base will be increased by the amount of the additional Purchase Payment on the Valuation Date it is approved and added to the Contract. Additional Purchase Payments may increase the Protected Lifetime Income Fee rate if the cumulative Purchase Payments approved and added to the Contract after the first Benefit Year is equal to or exceeds the Additional Purchase Payment Restriction Limit shown on the Rider Specifications, and

(b)
an Excess Withdrawal. Upon an Excess Withdrawal, the Protected Income Base will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The Protected Income Base will not be reduced by each Conforming Withdrawal.

On the Valuation Date the Protected Income Base is reduced to $0 after an Excess Withdrawal, this Rider and the Contract to which it is attached will terminate.

ENHANCEMENT BASE. The Enhancement Base is the value used to calculate the Enhancement Value. The initial Enhancement Base is equal to the initial Protected Income Base. Neither the Enhancement Base nor the Enhancement Value are used to calculate the cash surrender value, Death Benefit, or other guaranteed paid-up annuity benefits under the Contract.

The Enhancement Base is adjusted by:
(a)
an additional Purchase Payment. The Enhancement Base will be increased by the amount of an additional Purchase Payment that has been approved and added to the Contract for at least one Benefit Year (except that a Purchase Payment approved and added to the Contract within the first 90 days after the Rider Date will increase the Enhancement Base on the Valuation Date it is approved and added to the Contract); and

(b)
an Excess Withdrawal. Upon an Excess Withdrawal, the Enhancement Base will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The Enhancement Base will not be reduced by each Conforming Withdrawal.

MAXIMUM PROTECTED INCOME BASE. The Protected Income Base is subject to the Maximum Protected Income Base Limit shown on the Rider Specifications. The Maximum Protected Income Base Limit is the combined Protected Income Base values, Protected Amount values, Income Base values, Guaranteed Amount and other guaranteed amounts for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, where the Owner is the same or for which the Annuitant or Secondary Life, if applicable, is a Measuring Life or Owner.

If the Maximum Protected Income Base Limit is exceeded, the Protected Income Base values, Protected Amount values, Income Base values Guaranteed Amount and other guaranteed amounts for each applicable annuity contract and annuity rider will be reduced proportionately until the combined amount values do not exceed the Maximum Protected Income Base Limit.

The Protected Amount, Income Base and Guaranteed Amount are the values used to calculate the amounts available for the Protected Annual Income, Guaranteed Annual Income or Maximum Annual Withdrawal and determine the rider charges or Protected Lifetime Income Fees under a Company annuity contract or an annuity rider, including annuity contracts with an affiliated company. The Protected Income Base under this Rider means the Protected Amount, Income Base or Guaranteed Amount for the purposes of calculating the Protected Amount maximum, Income Base maximum or Guaranteed Amount maximum for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

PROTECTED INCOME BASE ON EACH RIDER ANNIVERSARY

On the Rider Date Anniversary, the Protected Income Base will be the greater of (A), (B) or (C), where:
A	is the Protected Income Base on the Rider Date Anniversary immediately prior to any Rider Date Anniversary adjustment.
B	is the Enhancement Value as described in the ENHANCEMENT provision of this Rider.
C	is the Contract Value as determined by an Account Value lock in described in the ACCOUNT VALUE LOCK IN provision of this Rider.

ENHANCEMENT. An Enhancement will increase the Protected Income Base to equal the Enhancement Value, if all the conditions in this provision are satisfied. On the Rider Date Anniversary, any Protected Lifetime Income Fee due is deducted and an Account Value lock in is calculated after the Enhancement Value is calculated.

The initial Enhancement Value on the first Rider Date Anniversary is the sum of (A) and ((A) multiplied by (B)), where:
A	is the Enhancement Base.
B    is the Enhancement Rate shown on the Rider Specifications.

On each subsequent Rider Date Anniversary thereafter, the Enhancement Value established on the previous Rider Date Anniversary is increased by an amount equal to the Enhancement Base multiplied by the Enhancement Rate shown on the Rider Specifications.

The Enhancement Value is increased by the amount of an additional Purchase Payment on the Valuation Date it is approved and added to the Contract and is reduced by all Excess Withdrawals made during the preceding Benefit Year in the same proportion that the Excess Withdrawals reduced the Contract Value.

We will calculate the Enhancement Value on each Rider Date Anniversary if the preceding Benefit Year is during the Enhancement Period shown on the Rider Specifications, except if a Withdrawal occurred in that Benefit Year. However, the Enhancement will occur on a Rider Date Anniversary only if all the following conditions are satisfied:
(a)	the preceding Benefit Year is during the Enhancement Period shown on the Rider Specifications; and
(b)	no Withdrawal occurred in the preceding Benefit Year; and
(c)	all Measuring Lives are under the Enhancement Maximum Age shown on the Rider Specifications; and
(d)	the Enhancement Value is greater than an Account Value lock in that may have occurred and been accepted on the same Rider Date Anniversary; and
(e)	the Enhancement Value is greater than the Protected Income Base immediately prior to a Rider Date Anniversary adjustment.

The Protected Lifetime Income Fee rate does not increase after an Enhancement.

ACCOUNT VALUE LOCK IN. An Account Value lock in will increase the Protected Income Base to equal the Contract Value. The Account Value lock in will not increase the Enhancement Base or the Enhancement Value.

On a Rider Date Anniversary, We will compare the Contract Value to the Protected Income Base and an Account Value lock in will occur if all the following conditions are satisfied:
(a)	the Contract Value is greater than the Protected Income Base immediately prior to a Rider Date Anniversary adjustment; and
(b)	all Measuring Lives are under the Account Value lock in Maximum Age shown on the Rider Specifications; and
(c)	the Account Value lock in is greater than the Enhancement Value on the same Rider Date Anniversary.

The Account Value lock in may increase the Protected Lifetime Income Fee rate to the Protected Lifetime Income Fee rate currently in effect if such rate is higher than the current Protected Lifetime Income Fee rate. The new Protected Lifetime Income Fee rate will never exceed the Guaranteed Maximum Annual Protected Lifetime Income Fee Rate shown on the Rider Specifications.

If the Protected Lifetime Income Fee rate increases, the Owner may decline the Account Value lock in by Notice to Us within 30 days of the effective date of the increase. If the Owner does not decline the Account Value lock in within 30 days of the effective date of the increase, the increase to the Protected Income Base will be deemed accepted by the Owner.

If the Owner declines the Account Value lock in, the Protected Income Base will be the Protected Income Base immediately prior to when the Account Value lock in was determined.

The Owner will be eligible for future Account Value lock ins after declining an Account Value lock in.

PROTECTED ANNUAL INCOME

The Protected Annual Income is the amount that may be withdrawn from the Contract by the Owner, each Benefit Year, as a Conforming Withdrawal once all Measuring Lives are greater or equal to the Protected Annual Income Age shown on the Rider Specifications. If the Measuring Life Option is Joint, the Protected Annual Income available is based on the attained age of the younger or surviving Measuring Life. The Protected Annual Income may be withdrawn during the lifetimes of all Measuring Lives until the Protected Annual Income or Protected Income Base are reduced to $0. The Protected Annual Income may also be continued for the lifetimes of the Measuring Lives, if the conditions described in the PROTECTED ANNUAL INCOME ANNUITY PAYMENT OPTION or CONTRACT VALUE REDUCES TO $0 provisions are satisfied.

Any part of the Protected Annual Income not taken during a given Benefit Year cannot be taken in a subsequent Benefit Year without causing an Excess Withdrawal.

The Protected Annual Income is calculated by multiplying the Protected Income Base by a Protected Annual Income Rate from the applicable Protected Annual Income Rate Table, which varies by age and the Measuring Life Option. When the Contract Value is greater than $0, Protected Annual Income Rate Table A is used to calculate the Protected Annual Income. The Protected Annual Income Rate Table B will be used to calculate the Protected Annual Income once the Contract Value is reduced to $0 or when the Protected Annual Income Annuity Payment Option is elected. The Protected Annual Income Rate Tables A and B are shown on the Rider Specifications.

When the Protected Income Base is adjusted by an Account Value lock in, an Enhancement, an additional Purchase Payment approved and added to the Contract or an Excess Withdrawal, the Protected Annual Income will be recalculated to equal the applicable Protected Annual Income Rate multiplied by the new Protected Income Base. On each Rider Date Anniversary when either an Account Value lock in is accepted or if an Enhancement occurs, the Protected Annual Income is recalculated before any other transactions are processed. The Protected Annual Income is increased by an additional Purchase Payment on the Valuation Date the Purchase Payment is approved and added to the Contract and reduced by an Excess Withdrawal on the Valuation Date the Withdrawal is taken.

When Protected Annual Income Rate Table A is used to calculate the initial Protected Annual Income, the Protected Annual Income Rate used to calculate the initial Protected Annual Income will be the rate that corresponds to the attained age of the Measuring Life as of the Valuation Date of the first Conforming Withdrawal. If the Measuring Life Option is Joint, the Protected Annual Income Rate will be the rate that corresponds to the attained age of the younger or surviving Measuring Life.

When Protected Annual Income Rate Table B is used to calculate the initial Protected Annual Income, the Protected Annual Income Rate will be the rate that corresponds to the later of the attained age of the Measuring Lives as of:
(a)	the first Conforming Withdrawal; or
(b)	the Valuation Date the Protected Annual Income was last calculated by Protected Annual Income Rate Table A.

After the initial Protected Annual Income is calculated, the Protected Annual Income Rate will not change, except if an Account Value lock in occurs and is accepted, the Protected Annual Income Rate used to recalculate the new Protected Annual Income will be the rate that corresponds to the attained age of the applicable Measuring Life on the Valuation Date of the Account Value lock in.

The Protected Annual Income payable when calculated by Protected Annual Income Rate Table A may not exceed the remaining Contract Value in any Benefit Year. However, if the Protected Annual Income payable in a Benefit Year the Contract Value is reduced to $0 or the Protected Annual Income Annuity Payment Option is elected, is less than the Protected Annual Income recalculated by Protected Annual Income Rate Table B, the difference between the Protected Annual Income calculated by Protected Annual Income Rate Table B and the total Protected Annual Income already paid in that Benefit Year will be payable as a Conforming Withdrawal for the remainder of the Benefit Year.

MAXIMUM PROTECTED ANNUAL INCOME. The combined Protected Annual Income (including any guaranteed amounts, Guaranteed Annual Income amount, Protected Annual Income amount and Maximum Annual Withdrawal amount) for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life or Owner, is subject to the Protected Annual Income Rate used when the Protected Annual Income was last determined multiplied by the Maximum Protected Income Base.

The Guaranteed Annual Income, Protected Annual Income or Maximum Annual Withdrawal amount are the amounts that may be withdrawn from a Company annuity contract or an annuity rider by the Owner each Benefit Year. The Protected Annual Income under this Rider means the Guaranteed Annual Income amount, Protected Annual Income amount for the purposes of calculating the Guaranteed Annual Income maximum or Protected Annual Income maximum, including any Maximum Annual Withdrawal amount, for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

CONTRACT VALUE REDUCES TO $0

On the Valuation Date the Contract Value reduces to $0, if:
(a)	the Protected Income Base is not $0; and
(b)	the Contract has not been surrendered or assigned for value;
the Protected Annual Income as calculated pursuant to the PROTECTED ANNUAL INCOME provision of this Rider, will continue for the lifetimes of all Measuring Lives and a quarterly Protected Lifetime Income Fee will no longer apply.

The Owner may elect to receive the Protected Annual Income at any frequency the Company offers, subject to Our minimum payment amount rules then in effect, but no less frequently than annually.

If the Contract Value is $0, no Death Benefit will be paid.

PROTECTED ANNUAL INCOME ANNUITY PAYMENT OPTION

The Protected Annual Income Annuity Payment Option may be irrevocably elected by the Owner upon Notice to Us, provided the Contract has not been surrendered or assigned for value. If elected, the Owner will receive payment equal to the Protected Annual Income as calculated pursuant to the DETERMINING THE PROTECTED ANNUAL INCOME provision of this Rider, each Benefit Year for the lifetimes of all Measuring Lives and a quarterly Protected Lifetime Income Fee will no longer apply. The Owner may elect to receive the Protected Annual Income at any frequency We offer, subject to Our minimum payment amount rules then in effect, but no less frequently than annually.

If this Protected Annual Income Annuity Payment Option is in effect, no Death Benefit will be paid.

EFFECT OF DEATH

This Rider will terminate on the death of the Annuitant if the Measuring Life Option is Single. Upon the first death of a Measuring Life if the Measuring Life Option is Joint, the Owner may continue the Contract and this Rider in force under the Joint Measuring Life Option. If so continued, the Protected Annual Income will continue for the life of the surviving Measuring Life. Upon the death of the surviving Measuring Life, this Rider will terminate.

PROTECTED LIFETIME INCOME FEE

The Initial Annual Protected Lifetime Income Fee Rate shown on the Rider Specifications is divided by four to calculate the initial quarterly Protected Lifetime Income Fee rate. The Protected Lifetime Income Fee rate may change as described in this provision, but the annual Protected Lifetime Income Fee rate will never exceed the Guaranteed Maximum Annual Protected Lifetime Income Fee Rate shown on the Rider Specifications. Any change to the Protected Lifetime Income Fee rate will occur only on a Rider Date Anniversary.

DETERMINING THE QUARTERLY PROTECTED LIFETIME INCOME FEE. A quarterly Protected Lifetime Income Fee is deducted from the Contract Value on each quarterly anniversary of the Rider Date. If the day is not a Valuation Date, and a Protected Lifetime Income Fee is due, that fee will be deducted on the first Valuation Date following such calendar day. The amount of the quarterly Protected Lifetime Income Fee is the quarterly Protected Lifetime Income Fee rate multiplied by the Protected Income Base, prior to any Rider Date Anniversary adjustment, on the Valuation Date the fee is deducted.

Quarterly Protected Lifetime Income Fees will be deducted from each Variable Subaccount and Fixed Account, if any, on a proportional basis. A pro-rata quarterly Protected Lifetime Income Fee will be recalculated and deducted upon termination of this Rider, except if this Rider is terminated due to death.

ADJUSTMENTS TO THE PROTECTED LIFETIME INCOME FEE RATE ON A RIDER DATE ANNIVERSARY. The Protected Lifetime Income Fee rate may change on a Rider Date Anniversary due to:
(a)
an additional Purchase Payment approved and added to the Contract in the Benefit Year preceding the applicable Rider Date anniversary, if the cumulative Purchase Payments approved and added to the Contract after the first Benefit Year equals or exceeds the Additional Purchase Payment Restriction Limit shown on the Rider Specifications; or

(b)	an Account Value lock in pursuant to the ACCOUNT VALUE LOCK IN provision of this Rider; or
(c)
Our annual review of the current Protected Lifetime Income Fee rate at any time after the 10th Rider Date Anniversary. We reserve the right to review and adjust the current Protected Lifetime Income Fee rate no more frequently than once annually and any decision to adjust the Protected Lifetime Income Fee rate will be at Our discretion, subject to the Guaranteed Maximum Protected Lifetime Income Fee Rate shown on the Rider Specifications.

If the adjustment results in an increase to the Protected Lifetime Income Fee rate, the Owner may decline the increase by Notice to Us within 30 days of the effective date of the increase. If the Owner does not decline the increase within 30 days of the effective date of the increase, it will be deemed accepted by the Owner. The Owner will not be eligible for future Account Value lock ins or Enhancements after declining such increase.

GENERAL

GUARANTEE OF PRINCIPAL DEATH BENEFIT AMOUNT. A Guarantee of Principal Death Benefit is provided under the Guarantee of Principal, the Enhanced Guaranteed Minimum Death Benefit, and the Estate Enhancement Benefit, one of which may be applicable to the Contract as shown in the Contract Specifications.

This Guarantee of Principal Death Benefit Amount provision does not apply if the Contract provides that all death benefits are reduced by the amount of all Withdrawals. If the Contract includes a Death Benefit, including any Death Benefit Rider that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all death benefit reductions, and that such death benefit reductions of Purchase Payments “will be in proportion to the amount withdrawn” such Death Benefit Amount definition is hereby replaced with the following:
The sum of all Purchase Payments, minus all Death Benefit Reductions and any Bonus Credits. Death Benefit Reductions are made whenever a Withdrawal occurs.

For Withdrawals prior to the Rider Date of the Variable Annuity Living Benefits Rider and after the termination of the Variable Annuity Living Benefits Rider, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

For Withdrawals while the Variable Annuity Living Benefits Rider is in force:
(a)
upon Excess Withdrawals, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Excess Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction, and

(b)	upon Conforming Withdrawals, the reduction of the Contract Value due to each Conforming Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE. While this Rider is in effect, the Mortality and Expense Risk and Administrative Charge rates for the Contract are shown under Mortality And Expense Risk And Administrative Charge Prior To The Annuity Commencement Date on the Contract Specifications.

TERMINATION OF THIS RIDER. The Owner may terminate this Rider upon Notice to the Company any time after the Rider Termination Period shown on the Rider Specifications. Otherwise, this Rider will terminate upon the earliest of the following event to occur:
(a)	the date the Contract to which this Rider is attached terminates; or
(b)
the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Annuitant/Owner; or

(c)	the Annuity Commencement Date of the Contract to which this Rider is attached, except under the Protected Annual Income Annuity Payment Option; or
(d)	the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint; or
(e)
the date the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose; or

(f)	the date both the Income Base and Protected Annual Income equal $0 as the result of an Excess Withdrawal.

Upon termination of this Rider, the benefits and fees within this Rider will terminate. A pro-rata Protected Lifetime Income Fee will be deducted upon termination, except if this Rider is terminated due to death.